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                                                                   EXHIBIT 11.3


                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


                                                                                THREE MONTHS ENDED SEPTEMBER 30, 2001
                                                                            ----------------------------------------------
                                                                               NUMBER         PERCENT          EQUIVALENT
                                                                             OF SHARES      OUTSTANDING          SHARES
                                                                             ---------      -----------        ----------
COMMON STOCK
   From Founders' Stock                                                       2,300,000         100.00%         2,300,000
   Stock Options Exercised                                                    2,508,997         100.00%         2,508,997
   Preferred Stock Converted to Common Stock                                 15,310,943         100.00%        15,310,943
   1994 Common Stock Offerings                                               11,242,857         100.00%        11,242,857
   1995 Common Stock Offerings                                                4,323,874         100.00%         4,323,874
   1996 Common Stock Offering                                                 6,000,000         100.00%         6,000,000
   1999 Treasury Stock Transaction                                               (6,588)        100.00%            (6,588)
   March 2000 Debt Swap                                                       3,789,715         100.00%         3,789,715
   Canadian Transaction                                                         714,286         100.00%           714,286
   Employee Stock Purchase Plan Shares Issued                                   190,651         100.00%           190,651
   Warrants Exercised                                                           134,737         100.00%           134,737
                                                                            -----------                      ------------
                                                                             46,509,472                        46,509,472

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                            46,509,472

NET LOSS                                                                                                     ($23,228,264)

NET LOSS PER SHARE                                                                                                 ($0.50)
                                                                                                             ============
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